Exhibit 10.21

Description of Certain Compensatory Arrangements

Executive Compensation

On November 17, 2006, the Compensation and Management Development Committee of the Board of Directors (the “Board”) of Varian Medical Systems, Inc. (the “Company”) approved new compensation arrangements for the Company’s Principal Executive Officer, Principal Financial Officer, and the other named executive officers (determined by reference to the Company’s 2006 proxy statement dated December 29, 2005), as well as John W. Kuo, the Company’s Corporate Vice President, General Counsel and Corporate Secretary. The Board approved the compensation arrangement for the Company’s Principal Executive Officer as well. The compensation for Richard M. Levy, Chairman of the Board, is described below under “Compensation for Levy as a Non-Executive Employee.” Set forth below are the annual base salaries for fiscal year 2007:

Timothy E. Guertin, Corporate President and Chief Executive Officer	$800,000
Elisha W. Finney, Corporate Senior Vice President, Finance and Chief Financial Officer	$475,000
Robert H. Kluge, Corporate Vice President and President, X-ray Products	$377,000
John W. Kuo, Corporate Vice President, General Counsel and Corporate Secretary	$330,000
Dow R. Wilson, Corporate Executive Vice President and President, Oncology Systems	$560,000

On November 30, 2006, the Compensation and Management Development Committee of the Board of Directors (the “Board of Directors”) of Varian Medical Systems, Inc. (the “Company”) set the performance goals for fiscal year 2007 under the Company’s Management Incentive Plan (“MIP”) for the named executive officers and certain other executives. In the case of Timothy E. Guertin, Elisha W. Finney and John W. Kuo, payments under the MIP will be based 75% on a percentage growth of earnings before interest and taxes (“EBIT”) for the Company as a whole and 25% on growth in revenue for the Company as a whole. In the case of Dow R. Wilson, payment under the MIP will be based 37.5% on the percentage growth in EBIT for the Company as a whole, 12.5% on growth in revenue for the Company as a whole, 37.5% on the percentage growth in EBIT for the Oncology Systems business segment and 12.5% on growth in revenue for the Oncology Systems business segment. In the case of Robert H. Kluge, payment under the MIP will be based 37.5% on the percentage growth in EBIT for the Company as a whole, 12.5% on growth in revenue for the Company as a whole, 37.5% on the percentage growth in EBIT for the X-ray Products business segment and 12.5% on growth in revenues for the X-ray Products business segment. Payment under the MIP may vary from $0 to 200% of target based upon achievement under these performance goals.

Set forth below are the percentages of base salary each of these individuals would receive if the target and maximum levels under the MIP are achieved:

	Target	Maximum
Timothy E. Guertin	100%	200%
Elisha W. Finney	80%	160%
Robert H. Kluge	60%	120%
John W. Kuo	60%	120%
Dow R. Wilson	80%	160%

Compensation of Directors

Annual Cash Compensation. Each non-employee director receives an annual retainer of $45,000, except that the lead director receives an annual retainer of $60,000. The chairs of the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee also receive an additional $10,000 annual retainer for serving in these positions, and the chair of the Audit Committee receives an additional $15,000. Each non-employee director also receives $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference), and $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference). Directors who are employees receive no compensation for their services as directors. All directors, however, receive reimbursement for out-of-pocket expenses of the directors’ and the directors’ spouses (including tax reimbursement for spousal expenses) associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs. Directors may convert their annual retainers into options to purchase shares of the Company’s common stock at the rate of $1 cash to $4 of stock options, at an exercise price equal to the fair market value of the common stock on the grant date, which is the date that the cash compensation otherwise would have been paid. These options are immediately exercisable and expire 10 years after the grant date unless terminated earlier. Directors may alternatively elect to defer their retainer and/or meeting fees under the Company’s Deferred Compensation Plan.

Equity Compensation. Each new non-employee director receives an initial grant of non-qualified stock options for 16,000 shares of common stock and a grant of 4,000 Deferred Stock Units. Each continuing non-employee director receives an annual grant of non-qualified stock options for 8,000 shares of common stock and a grant of 2,000 Deferred Stock Units.

Compensation for Levy as a Non-Executive Employee

On November 17, 2006, the Board also approved the following compensation arrangement for Dr. Levy in his role as a non-executive employee of the Company, to be effective as of the close of business on February 16, 2007:

•	base salary of $320,000;

•	provision of a leased office space at a fair market value;

•	provision of a part-time administrator; and

•	eligibility for the Corporation’s non-executive employee health and welfare benefit plans, subject to his election and contributions towards those benefit plans.

Dr. Levy will be ineligible to participate in the Company’s Management Incentive Plan and in any executive perquisite programs, including the Executive Car Program and reimbursement for executive physicals. He will also be ineligible for equity awards and for any supplemental retirement contributions in excess of the Company’s matching contributions under the Varian Medical Systems, Inc. Retirement Plan (the Company’s 401(k) Plan).

In his role as a non-executive employee of the Company (and in addition to his responsibilities as Chairman of the Board), Dr. Levy provides on-going advice and counsel to the management of the Company on strategic business and technological matters, and has involvement with investor groups and key customers.